EXHIBIT 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

FORM OF OPINION

                                                                           ___________, 2008

Steben & Company, Inc.
as General Partner of Aspect Global Diversified Fund LP
2099 Gaither Road
Suite 200
Rockville, MD  20850

Re:	Aspect Global Diversified Fund LP
Units of Limited Partnership Interest (the “Units”)

Dear Sir or Madam:

We refer to Pre-Effective Amendment No. __ to the Registration Statement on Form S-1 (SEC File No.: No. 333-148049) filed by Aspect Global Diversified Fund LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about ______, 2008 (the “Registration Statement”), relating to the registration of an offering of three classes of units of limited partnership interest in the Partnership (the “Units”), as set forth on the cover page of the Registration Statement and described in the prospectus included therein (the “Prospectus”).

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Act”).

2.
The General Partner has taken all corporate action required to be taken by it to authorize the issuance and sale of Units to the Subscribers (as defined below) and to authorize the admission of the limited partners to the Partnership.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

______________, 2008
Page

3.
Assuming (i) the due authorization, execution and delivery to the General Partner or its delegate of a subscription agreement (the “Subscription Agreement”) by each subscriber for Units (the “Subscribers”), (ii) the due acceptance by or on behalf of the General Partner of each Subscription Agreement and the due acceptance by the General Partner of the admission of each of the Subscribers as limited partners of the Partnership, (iii) the payment by each Subscriber of the full consideration due for the Units to which it subscribed, (iv) the due authorization, execution and delivery by all parties thereto, including the Subscribers, as limited partners of the Partnership’s Limited Partnership Agreement (the “Limited Partnership Agreement”), (v) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement and the Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Partnership, (vi) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, (vii) that the Units are offered and sold as described in the Prospectus and the Limited Partnership Agreement and (viii) that the Subscribers meet all of the applicable suitability standards set forth in the Prospectus and that the representations and warranties of the Subscribers in their respective Subscription Agreements are true and correct, the Units to be issued to the Subscribers will represent legally issued limited partnership interests in the Partnership and, subject to the qualifications set forth herein, will be fully paid and non-assessable limited partnership interests in the Partnership, as to which the Subscribers, as limited partners of the Partnership, will have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Limited Partnership Agreement and their share of the Partnership’s assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to such limited partner by the Partnership).

We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

We are members of the Bar of the State of New York and, except as necessary to render this opinion, do not opine with respect to the laws of any jurisdiction other than the State of New York, and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,